EXHIBIT 99.4

CONSENT

Tigerless AI Holdings Inc. has filed a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

August 26, 2026

/s/ Jeff Deutsch
Jeff Deutsch